                                                                    EXHIBIT 12.1


                           HANOVER COMPRESSOR COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             (AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT RATIO AMOUNTS)


                                                                                           YEAR ENDED DECEMBER 31,
                                                                            ---------------------------------------------------
                                                                             2003(1)     2002(2)    2001      2000       1999
                                                                            ---------   --------  --------  --------   --------
Earnings:
Income (loss) from continuing operations before income taxes..............  $(107,766)  $(92,419) $112,000  $ 74,948   $ 60,463
Add:
Interest on indebtedness and amortization of capitalized interest, debt
   expense and discount ...................................................    85,524     40,453    31,760    15,110      9,115
Leasing expense and the estimated interest factor attributable to rents...     49,881     96,863    71,347    46,132     22,486
Equity in income of non-consolidated affiliates in excess of
   distributions of income.................................................    (4,637)    (2,223)   (9,350)   (3,518)    (1,188)
                                                                            ---------   --------  --------  --------   --------
   Earnings (loss) as adjusted............................................  $  23,002   $ 42,674  $205,757  $132,672   $ 90,876
                                                                            =========   ========  ========  ========   ========
Fixed charges:
Interest on indebtedness, amortization of debt expense and discount and     $  86,033   $ 42,577  $ 34,250  $ 16,871   $ 10,597
   capitalized interest....................................................
Leasing expense and the estimated interest factor attributable to rents...     49,881     96,863    71,347    46,132     22,486
                                                                            ---------   --------  --------  --------   --------
   Total fixed charges....................................................  $ 135,914   $139,440  $105,597  $ 63,003   $ 33,083
                                                                            =========   ========  ========  ========   ========
Ratio of earnings to fixed charges........................................         --         --      1.95      2.11       2.75
                                                                            =========   ========  ========  ========   ========

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(1)  Due to Hanover's loss for the year ended December 31, 2003, the ratio was less than 1:1. Hanover would have had to generate additional pre-tax earnings of $112.9 million to achieve coverage of 1:1. During the year, we recorded $250.6 million in pre-tax charges. For a description of these pre-tax charges, see footnote 21 in the notes to the consolidated financial statements included in Hanover's Annual Report on Form 10-K for the year ended December 31, 2003.

(2) Due to Hanover's loss for the year ended December 31, 2002, the ratio was less than 1:1. Hanover would have had to generate additional pre-tax earnings of $96.8 million to achieve coverage of 1:1. During 2002, we recorded $182.7 million in pre-tax charges. For a description of these pre-tax charges, see footnote 27 in the notes to the consolidated financial statements included in Hanover's Annual Report on Form 10-K for the year ended December 31, 2002.